EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Modtech Holdings, Inc.:

We consent to the use of our report dated June 16, 2005, with respect to the consolidated statements of operations, shareholders’ equity, and cash flows of Modtech Holdings, Inc. for the year ended December 31, 2004, and the related financial statement schedule II for the year ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Costa Mesa, California April 6, 2007